Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

H&E Equipment Services, Inc.

Baton Rouge, Louisiana

We hereby consent to the incorporation by reference in the Preliminary Prospectus constituting a part of this Registration Statement on Form S-4 Amendment No. 2 of our reports dated March 5, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of H&E Equipment Services, Inc., which are incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Preliminary Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

March 15, 2013